Exhibit 99.1

Contact:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces Second Quarter Financial Results

New York, NY (July 31, 2012)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended June 30, 2012.

For the three months ended June 30, 2012:

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Revenue was $112.7 million, compared to $141.4 million in the prior year period. Public portal advertising and sponsorship revenue was $93.7 million, compared to $121.1 million in the prior year period. Private portal services revenue was $18.9 million, compared to $20.3 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $14.2 million, compared to $45.3 million in the prior year period.

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Net loss was $(5.6) million or $(0.11) per diluted share, compared to net income of $21.6 million or $0.36 per diluted share in the prior year period. Net loss in the current period includes an after-tax expense of $0.8 million related to recruitment of the Company’s CEO and after-tax income from discontinued operations of $0.5 million. Net income in the prior year period includes an after-tax gain on investments of $1.0 million and after-tax income from discontinued operations of $7.4 million.

Traffic Highlights

Traffic to the WebMD Health Network during the second quarter continued to grow, reaching an average of 106.9 million unique users per month and 2.50 billion page views for the quarter, increases of 29% and 25%, respectively, from the prior year period. The prior year comparisons exclude traffic from WebMD’s former affiliate partner sites, which were phased out at the end of 2011.

Balance Sheet Highlights

As of June 30, 2012, WebMD had $964 million in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding. During the second quarter, the Company utilized $150 million of cash to purchase 5.8 million shares of its common stock in a tender offer. Additionally, during the quarter, the Company utilized $22.8 million of cash to purchase approximately 1 million shares of its common stock under its buyback program.

Financial Guidance

On July 24, 2012, the Company reduced its financial guidance for 2012. A copy of the schedule issued on July 24th outlining WebMD’s 2012 financial guidance is attached to this press release. The Company anticipates that many of its customers will continue to reevaluate expenditures in various areas, including marketing expenditures across their entire product portfolios, as they deal with both the ongoing and anticipated impact of patent expirations across their businesses as well as greater than expected delays in new product launches as a result of unanticipated delays in FDA approvals. The Company lowered its expectations for sales commitments and revenue for the balance of 2012 as these factors are having a greater impact than anticipated in its previous financial guidance.

“When I look at the many stakeholders in the healthcare industry and the changing market environment, I strongly believe that there are many opportunities we can capitalize on with the WebMD brand and the broad reach and high quality of WebMD’s unique physician and consumer audience,” said Cavan M. Redmond, Chief Executive Officer of WebMD. “My immediate priority is to set and operationalize our go-to-market strategy focusing on our current and future commercial offerings, capital allocation, talent needs and cost structure.”

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully conduct our strategic review and to implement resulting changes to, among other things, our product and service offerings, capital allocation plans and cost structure; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD® , Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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